                    AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION made as of the 7th day of March, 1994, between WEST ONE BANCORP ("West One"), an Idaho corporation having its principal office in Boise, Idaho; WEST ONE BANK, WASHINGTON ("West One-Washington"), a banking corporation organized under the laws of the State of Washington with its head office located at Seattle, County of King, State of Washington; and VALLEY COMMERCIAL BANK (the "Bank"), a banking corporation organized under the laws of the State of Washington with its head office located at Clarkston, County of Asotin, State of Washington

                       W I T N E S S E T H   T H A T :

      WHEREAS, West One is a bank holding company which owns all of the issued and outstanding capital stock of West One-Washington;

      WHEREAS, West One and West One-Washington desire that West One-Washington merge with the Bank;

      WHEREAS, the Board of Directors of the Bank has determined that it would be in the best interests of the Bank and its shareholders, its customers, and the area served by it to merge with West One-Washington;

      WHEREAS, the respective Boards of Directors of the Bank, West One, and West One-Washington have agreed to the merger of the Bank with and into West One-Washington (the "Merger") pursuant to the provisions of sections 30.49.030 through 30.49.090 of the Revised Code of Washington, as amended; and

      WHEREAS, the parties intend that the transactions contemplated by the Merger qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

      NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, the parties agree as follows:


1.   MERGER.

      1.1.  FORM OF MERGER.

            (a) The Bank and West One-Washington will execute a merger agreement (the "Merger Agreement") substantially in the form of Exhibit I annexed hereto. Subject to the provisions of the Merger Agreement, on the date upon which the Merger shall become effective, as determined in accordance with
Section 2 of this Agreement (the "Effective Date"), the Bank will be merged with and into West One-Washington, and West One-Washington shall be the surviving corporation. The franchise of the Bank as a banking corporation shall at that time automatically terminate, and West

One-Washington shall thereafter be considered the same corporate entity as the Bank and West One-Washington. Any reference to the Bank in any contract, will, or document shall be considered a reference to West One-Washington if not inconsistent with the provisions of the contract, will, or document or applicable law.

            (b) On the Effective Date, the holders of the then issued and outstanding shares of the common stock of the Bank, par value $1.00 per share (the "Bank Common Stock"), shall, without any further action on their part or on the part of West One-Washington or of West One, automatically and by operation of law cease to own such shares. Each holder of a stock certificate or certificates representing outstanding shares of Bank Common Stock immediately prior to the Effective Date, upon surrender of such certificate or certificates after the Effective Date, shall be entitled to receive in exchange therefor such consideration as is provided in Section 1.2 hereof, for his shares of Bank Common Stock outstanding on the Effective Date. All theretofore-unexercised options to purchase shares of Bank Common Stock shall be canceled on and as of the Effective Date.

      1.2.   CONSIDERATION FOR MERGER.

            (a) DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings set forth in this Subparagraph (a). Additional terms may be defined elsewhere herein.

                  (i) AVERAGE CLOSING PRICE. The average (rounded to the nearest penny) of each Daily Sales Price of West One Stock for the ten consecutive trading days ending on and including the twentieth trading day preceding the Effective Date. Notwithstanding the foregoing, the Average Closing Price shall be a number of dollars and cents not less than $22.52 nor more than $30.48. All prices per share under this Section 1.2(a)(i) shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like.

                  (ii) DAILY SALES PRICE. For any trading day, the mean (unrounded) of the closing bid and asked prices of West One Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which West One and the Bank shall mutually agree.

                  (iii) DISSENTING SHARES. The shares of Bank Common Stock held by those shareholders of the Bank who have timely and properly exercised their dissenters' rights in accordance with section 30.49.090 of the Revised Code of Washington, as amended (the "Appraisal Laws").

                  (iv)  PURCHASE PRICE.  The sum of:

                        (A) Eleven Million Six Hundred Seventy-Six Thousand Two Hundred Fifty Dollars and No Cents ($11,676,250.00); and

                        (B) the net undistributed income of the Bank between October 1, 1993 and the close of business on the last day of the calendar month preceding the Effective Date, less any undistributed income (but not net of any undistributed loss) derived from activities or transactions which are not normal and recurring banking operations (such as, without limitation, the sale of securities or loans, of capital assets, or of lines of business), all of which shall be determined in accordance with generally accepted accounting principles, it being understood that the amount calculated under this section 1.2(a)(iv)(B) may be a negative number and that the effect of summing such a negative number would be a reduction in the Purchase Price; and

                        (C) the amount by which the reserve for possible loan and lease losses on the books of the Bank at the close of business on the last day of the calendar month preceding the Effective Date, as determined in accordance with generally accepted accounting principles, shall exceed 1.5 percent of the loan and lease portfolio of the Bank at that time on that date.

                  (v) WEST ONE STOCK. The common stock of West One, par value $1.00 per share.

            (b) FORM OF CONSIDERATION. Subject to the terms, conditions and limitations set forth herein, upon surrender of his certificate or certificates in accordance with Section 1.1 hereof, each holder of shares of Bank Common Stock shall be entitled to receive, in exchange for each share of Bank Common Stock held of record by such stockholder as of the Effective Date, that number of shares of West One Stock calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing the number so reached by the number of shares of Bank Common Stock that shall be issued and outstanding at the Effective Date.

      1.3.  NO FRACTIONAL SHARES.   West One will not issue fractional shares
of West One Stock.   In lieu of fractional shares of West One Stock, if any,
each shareholder of the Bank who is entitled to a fractional share of West One Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

      1.4. DISSENTING SHARES. Notwithstanding anything to the contrary herein, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost

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his dissenters' rights under the Appraisal Laws, shall not be converted into or represent a right to receive West One Stock, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for his Bank Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Bank (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

      1.5. DIVIDENDS; INTEREST. No shareholder of the Bank will be entitled to receive dividends on his West One Stock until he exchanges his certificates representing Bank Common Stock for West One Stock. Any dividends declared on West One Stock (which stock is to be delivered pursuant to this Agreement) to holders of record on or after the Effective Date shall be paid to the Exchange Agent (as designated in Section 1.6 of this Agreement) and, upon receipt of the certificates representing shares of Bank Common Stock, the Exchange Agent shall forward to the former shareholders of the Bank entitled to receive West One Stock pursuant to the Merger (i) certificates representing their shares of West One Stock, (ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares determined in accordance with Section 1.3 hereof.

      1.6. DESIGNATION OF EXCHANGE AGENT. The Bank, West One-Washington, and West One hereby designate West One Bank, Idaho ("West One-Idaho") as Exchange Agent to effect the exchange contemplated hereby in accordance with an exchange agency agreement ("Exchange Agency Agreement") substantially in the form of
Exhibit II attached hereto. West One or West One-Washington will, promptly after the Effective Date, issue and deliver to West One-Idaho the share certificates representing shares of West One Stock and the cash in lieu of fractional shares to be paid to holders of Bank Common Stock in accordance with this Agreement.

      1.7. NOTICE OF EXCHANGE. Promptly after the Effective Date, West One-Idaho shall mail to each holder of one or more certificates formerly representing Bank Common Stock, except to such holders as shall have waived the notice required by this Section 1.7, a notice specifying the Effective Date and notifying such holder to surrender his certificate or certificates to West One-Idaho for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Bank.

      1.8. SHAREHOLDER'S AGREEMENT. Simultaneously herewith, Gerald D. Wilson shall execute and deliver the Shareholder's Agreement in the form attached hereto as Exhibit III (the "Shareholder's Agreement").


2.   EFFECTIVE DATE.

      The Effective Date shall be the date which is the latest of:

      2.1. SHAREHOLDER APPROVAL. The date following the day upon which the shareholders of the Bank approve, ratify, and confirm the transactions contemplated by this Agreement; or

      2.2. FDIC APPROVAL. Thirty (30) days following the date of the order of the Federal Deposit Insurance Corporation (the "FDIC") authorizing consummation of the transactions contemplated by this Agreement; or

      2.3. WASHINGTON APPROVAL. The date upon which the Supervisor of Banking of the State of Washington (the "Supervisor") approves the Merger; or

      2.4 OTHER REGULATORY APPROVALS. The date upon which any other material order, approval or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval or consent has run; or

      2.5. EXPIRATION OF STAYS. Ten (10) days after any stay of the approvals of either the Supervisor or the FDIC of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

      2.6. MUTUAL AGREEMENT. Such other date as shall be mutually agreed to by West One and the Bank.


3.   CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE PARTIES.

      The obligations of the parties hereto to consummate the Merger shall be subject to the conditions that on or before the Effective Date:

      3.1. SHAREHOLDER APPROVAL. This Agreement and the reorganization contemplated hereby shall have been duly and validly approved, ratified, and confirmed at a meeting of shareholders duly and properly called for such purpose, by the holders of not less than two-thirds of the outstanding shares of Bank Common Stock, in accordance with the applicable laws of the State of Washington.

      3.2. REGULATORY APPROVALS. Orders, consents, and approvals, in form and substance reasonably satisfactory to all the parties hereto, shall have been entered by the requisite governmental authorities, granting the authority necessary for consummation of the transactions contemplated by this Agreement, pursuant to the provisions of applicable law; and all other requirements prescribed by law or by the rules and regulations of any other regulatory authority having jurisdiction over such transactions shall have been satisfied.


      3.3. ABSENCE OF LITIGATION. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Merger contemplated by this Agreement, or which might restrict the operation of the business of the Bank or the exercise of any rights with respect thereto or to subject any of the parties hereto or any of their directors or officers to any liability, fine, forfeiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their directors or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

      3.4. ACCOUNTING TREATMENT. It shall have been determined to the satisfaction of West One that the reorganization contemplated by this Agreement will be treated for accounting purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and West One shall have received a letter to the above effect from Coopers & Lybrand, certified public accountants.

      3.5.  SECURITIES ACT PROCEDURES.

            (a) If West One shall have elected (the "Registration Statement Election") to file a registration statement with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 (the "Securities Act") to register the shares of West One Stock to be used as consideration in connection with the Merger (the "Registration Statement"), then:

                  (i) The Registration Statement shall have become effective under the Securities Act.

                  (ii) The Registration Statement shall not be subject to a stop-order or threatened stop-order by the SEC.

            (b) If West One shall have elected (the "Fairness Hearing Election") to procure the approval of a court, or of an official or agency of the United States, or of any State or Territorial banking or insurance commission or other governmental authority expressly authorized by law to grant approval of the terms and conditions of the issuance of the shares of West One Stock in exchange for the Bank Common Stock (the "Fairness Approval"), then:

                  (i)   The Fairness Approval shall have been received.

                  (ii) The Fairness Approval shall not be subject to a stop-order or threatened stop-order.

            (c) West One shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue West One Stock in the Merger, and none of such required permits, authorizations and confirmations shall be subject to a stop-order or threatened stop-order by any state securities authority.


      3.6.  FEDERAL INCOME TAXATION.

            (a) It shall have been determined to the reasonable satisfaction of West One and the Bank, which determination shall be evidenced by a written certification or opinion to be delivered by each of the parties hereto no later than ten days following the date of the order of the FDIC authorizing consummation of the transactions contemplated by this Agreement, and which determination shall be based upon application of existing law, that the reorganization contemplated by this Agreement shall qualify as a tax-free reorganization under the Code, and the regulations and rulings promulgated thereunder. Each party agrees to make such determination in good faith.

            (b) In the event that either West One or the Bank fails to make a favorable determination with respect to the tax-free nature of the reorganization contemplated by this Agreement as provided in paragraph (a) of this Section 3.6 within the time period provided therefor, then that party, no later than ten days following the date of the order of the FDIC authorizing consummation of the transactions contemplated by this Agreement, shall provide the other party with a written statement describing in detail the reason or reasons why it has been unable to make a favorable determination, and each of the other parties shall be afforded five days during which it may take such steps as it may deem necessary to cause the reorganization contemplated by this Agreement to qualify as a tax-free reorganization under the Code, at the conclusion of which period the party who failed to make the favorable determination described in paragraph (a) of this Section 3.6 shall evidence its conclusion on the effectiveness of the steps taken upon the tax-free nature of the reorganization by a written certification or a written statement to be delivered immediately to each of the other parties hereto. Such certification or statement shall be rendered based upon a determination made in good faith.


4.    CONDITIONS PRECEDENT TO PERFORMANCE OF THE OBLIGATIONS OF WEST ONE.

      The obligations of West One hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by West One in writing:

      4.1. APPROVAL BY THE BANK. The directors and shareholders of the Bank (the latter group acting pursuant to a proxy statement in form and substance satisfactory to West One and its counsel) shall have authorized and approved the Merger, and dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date by owners of not more than eight percent (8%) of the outstanding shares of Bank Common Stock.

      4.2.  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.

            (a) All representations and warranties of the Bank contained in this Agreement shall be true and correct as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, and all covenants and conditions to be performed or met by the Bank prior to the Effective Date shall have been so performed or met. On the Effective Date, the chairman and the chief financial officer of the Bank shall deliver to West One a certificate to that effect.

            (b) The Bank shall have performed and complied with all its obligations hereunder which are to be complied with or performed on or before the Effective Date.

      4.3. OPINION OF BANK COUNSEL. West One shall have received a favorable opinion from Lukins & Annis, P.S., dated the Effective Date, substantially in form and substance as that set forth as Exhibit IV attached hereto.

      4.4. OPINION OF BANK LITIGATION COUNSEL. If on the Effective Date the Bank shall have become or shall be a party to any litigation, West One shall have received a favorable opinion dated the Effective Date, in form and substance satisfactory to its counsel, from litigation counsel to the Bank, whose identity shall be acceptable to West One. Such opinion shall state that the litigation set forth in Schedule A hereto, and that to which the Bank shall have become party subsequent to the date hereof and prior to the Effective Date, would not have, in the aggregate, a material adverse effect on the financial condition or results of operations of the Bank.

      4.5. DELIVERY OF BRANCH AUTHORIZATIONS. The Bank shall have delivered to West One originals or certified copies of all of its regulatory authorizations entitling the Bank to operate each of its branch offices as branch offices of the Bank, together with a certification by its President and its Chief Executive Officer dated the Effective Date, certifying that such branch certificates have not been revoked or threatened to be revoked and that such certificates are in full force and effect.

      4.6. NO ADVERSE DEVELOPMENTS. During the period from December 31, 1993 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the Bank nor shall the Bank have sustained any material loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business; none of the events described in clauses (a) through (e) of Section 6.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (w) through (z) of that section shall have been maintained; and West One shall have received a certificate dated the Effective Date signed by the President and the Chief Executive Officer of the Bank to the foregoing effect and to the further effect that except for those liabilities listed on Schedule A relating to liabilities under Section 6.15 hereof, any liabilities of the Bank at the Effective Date which were not reflected on the balance sheet of the Bank as of December 31, 1993 are only liabilities incurred in the ordinary course of business subsequent to the date of said balance sheet. The delivery of such officers' certificate shall in no way diminish the warranties and representations of the Bank made in this Agreement.

      4.7. ABSENCE OF MISSTATEMENTS AND OMISSIONS. West One shall not have discovered any material error, misstatement, or omission in any of the representations or warranties of the Bank or any material failure to perform or satisfy any covenants of the Bank contained herein.

      4.8. NET WORTH. On and as of the Effective Date, the net worth of the Bank as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options on or after December 31, 1993, and (b) Eight Million Four Hundred Thousand Dollars and No Cents ($8,400,000.00), as measured following the establishment of appropriate reserves to account for the fairly estimated payment to be made with respect to Dissenting Shares as referred to in Section 1.4.

      4.9.  LOAN QUALITY.  On and as of the Effective Date:

            (a) The aggregate book value of loans on the financial statements of the Bank which are subject to adverse classification as "substandard," "doubtful," or "loss" under regulatory policies promulgated by the Federal Financial Institutions Examination Council or its member agencies shall not exceed Three Million Dollars ($3,000,000.00).

            (b) The aggregate book value of loans on the financial statements of the Bank which are subject to being listed as

"doubtful" or "loss" under regulatory policies promulgated by the Federal Financial Institutions Examination Council or its member agencies shall not exceed Five Hundred Thousand Dollars ($500,000.00).

            (c) The aggregate book value of assets on the financial statements of the Bank which are nonperforming loans shall not exceed One Million Dollars ($1,000,000.00). For purposes of this subparagraph (c), "nonperforming loans" shall mean (i) loans which have been placed on nonaccrual status (or which, under accepted standards of prudent banking, should have been placed on nonaccrual status), plus (ii) loans that have been restructured and whose terms have been compromised because of a deterioration in the financial position of the borrower, plus (iii) assets classified as "other real estate owned."

      4.10. ADVERSE LEGISLATION. No legislation shall have been enacted and no regulation shall have been adopted that has rendered or will render consummation of any of the material transactions contemplated by this Agreement impossible, or that would materially and adversely affect the economic assumptions of the material transactions contemplated hereby or the business, operations, financial condition, properties or assets of the combined enterprise of West One and the Bank or otherwise materially impair the value of the Bank to West One.

      4.11. RELEASES OF INTERESTED PERSONS. West One shall have received from each of the persons listed on Schedule B hereto, in form and substance reasonably acceptable to West One, an unrestricted and unconditional release of all claims such person has or may have against the Bank.

5.   CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE BANK.

     The obligations of the Bank hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the Bank in writing:

     5.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.

          (a) The representations and warranties of West One contained in this Agreement shall be true and correct as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of the Effective Date, and all covenants and conditions to be performed or met by West One prior to the Effective Date shall have been so performed or met. On the Effective Date, either the Chairman of the Board or the President of West One shall deliver to the Bank a certificate to that effect; and

          (b) West One shall have performed and complied with all its obligations hereunder which are to be complied with or performed on or before the Effective Date.

     5.2. OPINION OF WEST ONE COUNSEL. The Bank shall have received a favorable opinion of Messrs. Metzger, Hollis, Gordon & Mortimer, dated the Effective Date, substantially in form and substance as that set forth as Exhibit V attached hereto.

     5.3. NO ADVERSE DEVELOPMENTS. During the period from December 31, 1993 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of West One nor shall West One have sustained any material loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business; and the Bank shall have received a certificate dated the Effective Date signed by either the Chairman of the Board or the President of West One to the foregoing effect. The delivery of such officers' certificate shall in no way diminish the warranties and representations of West One made in this Agreement.

     5.4. ABSENCE OF MISSTATEMENTS AND OMISSIONS. The Bank shall not have discovered any material error, misstatement, or omission in any of the representations or warranties of West One or any material failure to perform or satisfy any covenants of West One contained herein.

     5.5. ADVERSE LEGISLATION. No legislation shall have been enacted and no regulation shall have been adopted that has rendered or will render consummation of any of the material transactions contemplated by this Agreement impossible, or that would materially and adversely affect the economic assumptions of the material transactions contemplated hereby or the business, operations, financial condition, properties or assets of the combined enterprise of West One and the Bank.


6.   REPRESENTATIONS AND WARRANTIES OF THE BANK.

     Except as disclosed in Schedule A which is to be delivered by the Bank to West One not later than ten (10) business days after the date of execution of this Agreement, if at all, and which only if delivered within such period shall thereupon be deemed to have been made and to be a part hereof, the Bank represents and warrants to West One as follows:

     6.1. ORGANIZATION, POWERS, AND QUALIFICATIONS. The Bank is a banking corporation which is duly organized, validly existing, and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. The Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect the operation and properties of the Bank in any material respect. The Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect the operation and properties of the Bank in any material respect.

     6.2. EXECUTION AND PERFORMANCE OF AGREEMENT. The Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

     6.3. ABSENCE OF VIOLATIONS.

          (a) The Bank is not in violation of its respective charter documents or bylaws, or of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, antidiscrimination, antitrust, and wage and hour laws, ordinances, orders, rules, and regulations), in any material respect, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, any of which violations or defaults might have a materially adverse effect on the business, properties, liabilities, financial position, results of operations, or prospects of the Bank; and the Bank has not received any claim or notice of violation with respect thereto.

          (b) Neither the Bank nor any member of its management is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Supervisor, the FDIC, any other banking or securities authority of the United States or the State of Washington, or any other regulatory agency that relates to the conduct of the business of the Bank or its assets. No such agreement, memorandum, order, condition, or decree is pending or threatened.

          (c) The Bank has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the Bank Secrecy Act (31 U.S.C. Section 5301), the Truth-in-Lending Act (15 U.S.C.
Section 1601 et seq.), the Home Mortgage Disclosure Act of 1975 (12 U.S.C.
Section 2801 et seq.), and the Expedited Funds Availability Act (12 U.S.C.
Section 4001 et seq.) and regulations adopted under each of them, so that transactions are executed and assets are maintained in accordance with such laws and regulations. The policies and practices of the Bank with respect to such laws and regulations reasonably limit noncompliance and detect and report noncompliance to management of the Bank.

     6.4. COMPLIANCE WITH AGREEMENTS. The Bank is not in violation of any material term of any material security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate. The capital ratios of the Bank comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.


     6.5. BINDING OBLIGATIONS; DUE AUTHORIZATION. Subject to the approval of the shareholders of the Bank, this Agreement constitutes valid, legal, and binding obligations of the Bank, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of the Bank. Subject to approval by the shareholders of the Bank of this Agreement, no other corporate proceedings on the part of the Bank are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

     6.6. ABSENCE OF DEFAULT. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of the Bank. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of the Bank pursuant to any material agreement or instrument under which the Bank is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of the Bank in respect of which it is an obligor, (b) if the Merger is approved by the FDIC under the Bank Merger Act, 12 U.S.C. Section 1828(c), and if the Merger is approved by the Supervisor, violate any law, statute, rule, or regulation of any government or agency to which the Bank is subject and which is material to its operations, or
(c) violate any judgment, order, writ, injunction, decree, or ruling applicable to the Bank or any of its properties or assets. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by the FDIC and the Supervisor.

     6.7. CORPORATE STRUCTURE. No corporation or other entity is registered or is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, by virtue of its control over the Bank or over any company that directly or indirectly has control over the Bank.

     6.8. SUBSIDIARIES.

          (a) The Bank has no subsidiaries and since its incorporation has not had any subsidiaries, does not directly or indirectly own, control, or hold with the power to vote, and since its incorporation has not directly or indirectly owned, controlled, or held with the power to vote, any shares of the capital stock of any company (except shares held by the Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business).

          (b) The Bank does not have a direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any entity (including, without limitation, corporations, partnerships, and joint ventures).

     6.9. CAPITAL STRUCTURE. The authorized capital stock of the Bank consists of 2,500 shares of Bank Common Stock, of which 2,044 shares have been duly issued and are validly outstanding, fully paid, and nonassessable and are held by approximately 53 shareholders of record. These are the only voting securities of the Bank authorized, issued, or outstanding as of such date; no subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Bank are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Bank. No other voting securities or subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Bank will be issued or outstanding. The Bank is not a party to, and is not obligated by, any commitment, plan, or arrangement to issue or to sell any shares of capital stock or any other equity interest in the Bank. None of the shares of Bank Common Stock has been issued in violation of the preemptive rights of any shareholder. None of the Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Bank. As of the date hereof, to the best of the knowledge of the Bank, and except for this Agreement and Plan of Reorganization, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of Bank Common Stock to vote or to dispose of his or its shares of Bank Common Stock.

     6.10. ARTICLES OF INCORPORATION, BYLAWS, AND MINUTE BOOKS. The copies of the articles of incorporation and all amendments thereto and of the bylaws, as amended, of the Bank have been made or will, no later than ten business days after the date hereof, be made available to West One and, when so made available, will be true, correct, and complete copies thereof. The minute books of the Bank which have been made or will, no later than ten business days after the date hereof, be made available to West One for its continuing inspection until the Effective Date, contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of the Bank since its inception. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of the Bank and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of the Bank.

     6.11. BOOKS AND RECORDS. The books and records of the Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The Bank follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its and their books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. The Bank has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. The Bank has filed all material reports and returns required by any law or regulation to be filed by it.

     6.12. REGULATORY APPROVALS AND FILINGS, CONTRACTS, COMMITMENTS, ETC. The Bank has made or will, no later than ten business days after the date hereof, make available to West One or grant to West One continuing access until the Effective Date to originals or copies of the following documents relating to the
Bank:

          (a) All regulatory approvals received since January 1, 1989, of the Bank relating to all bank and nonbank acquisitions or the establishment of DE NOVO operations;

          (b) All employment contracts, election contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of the Bank, accompanied by any agreements, including trust agreements, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

          (c) All material contracts, agreements, leases, mortgages, and commitments, except those entered into in the ordinary course of business, to which the Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

          (d) All material contracts, agreements, leases, mortgages, and commitments, whether or not entered into in the ordinary course of business, to which the Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby, or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

          (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not entered into in the ordinary course of business, to which the Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which the Bank operates its businesses or is authorized to operate its businesses, or with respect to which the Bank has any application pending for authorization to operate its businesses;

          (f) Any pending application, including any documents or materials related thereto, which has been filed by the Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

          (g) All federal and state tax returns filed by the Bank for the years 1984 through 1992, a copy of the most recent audit examination of the Bank by the Internal Revenue Service ("IRS"), if any, a copy of the most recent state revenue agency examination, if any, of the Bank, and all tax rulings with respect to the Bank received from the IRS since January 1, 1984.

     6.13. FINANCIAL STATEMENTS. The Bank has furnished or will, no later than ten business days after the date hereof, furnish to West One its statement of condition as of each of December 31, 1988, December 31, 1989, December 31, 1990, December 31, 1991, December 31, 1992, and December 31, 1993, and its related statement of income, statement of changes in financial position, and statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto (collectively, the "Bank Financial Statements"). All of the Bank Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved, and
(b) are in accordance with the books and records of the Bank which have been maintained in accordance with generally accepted accounting principles or the requirements of financial institution regulatory authorities, as the case may be, and (c) fairly reflect the financial position of the Bank as of such dates, and the results of operations of the Bank for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved, adequate provision for, or reserves against, the possible loan and lease losses of the Bank as of such dates.

     6.14. CALL REPORTS.

          (a) The Bank has furnished or will, no later than ten business days after the date hereof, furnish to West One its Reports of Condition and Reports of Income for the calendar quarters dated March 31, 1991 and thereafter. All of such Reports of Condition and Reports of Income, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved.

          (b) No adjustments are required to be made to the equity capital account of the Bank as reported on any of the Reports of Condition referred to in Subsection 6.14(a) hereof, in any amount whether material or otherwise, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles.

     6.15. ABSENCE OF UNDISCLOSED LIABILITIES. At December 31, 1993 the Bank had no obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or that when combined with all similar obligations or liabilities would have been material, to the Bank, (a) except as disclosed in the Bank Financial Statements and (b) except for unfunded loan commitments made by the Bank in the ordinary course of its business consistent with past practice; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 1993 or from any action omitted to be taken during such period that could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the Bank Financial Statements. The amounts set up as current liabilities for taxes in the Bank Financial Statements are sufficient for the payment of all taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 1993. Since December 31, 1993, the Bank has not incurred or paid any obligation or liability that would be material to the Bank, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices and except as expressly contemplated herein.

     6.16. ABSENCE OF CERTAIN DEVELOPMENTS. Since December 31, 1993, there has been (a) no material adverse change in the condition, financial or otherwise, assets, properties, liabilities, or businesses of the Bank; (b) no declaration, setting aside, or payment of (i) any regular dividend other than customary cash dividends described in Section 7.4(a) of this Agreement or (ii) any special dividend or other distribution with respect to any class of capital stock of the Bank; (c) no repurchase by the Bank of any of its capital stock;
(d) no material loss, destruction, or damage to any material property of the Bank, which loss, destruction, or damage is not covered by insurance; and (e) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by the Bank nor any substantial amendment or termination of any material contract outside the ordinary course of business to which the Bank is a party, nor any other transaction by the Bank involving an amount in excess of $50,000 other than for fair value in the ordinary course of its business. Since December 31, 1993, (w) the Bank has conducted its business only in the ordinary course of such business and consistent with past practice; (x) except to the extent approved by West One, the Bank has maintained the level of the ratio of its loans to its deposits within 10 percent of the level that existed at December 31, 1993; (y) the Bank has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 1992 and the first nine months of 1993; and (z) the Bank has not taken any action to reduce the percentage which the aggregate investment portfolio of the Bank bears to the total assets of the Bank or to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

     6.17. RESERVE FOR POSSIBLE LOAN AND LEASE LOSSES.

          (a) The Bank's reserve for possible loan and lease losses as of December 31, 1993 was adequate to absorb reasonably anticipated losses in the loan and lease portfolios of the Bank, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors; and no facts have subsequently come to the attention of management of the Bank which would cause it to restate in any material way the level of such reserve for possible loan and lease losses.

          (b) The Bank's reserve for possible loan and lease losses is not less than 1.5 percent of the loan and lease portfolio of the Bank.

     6.18. TAX MATTERS.

          (a) All federal, state, local, and foreign tax returns and reports (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, and any other tax under laws of the United States or any state or municipal or political subdivision thereof) required to be filed by or on behalf of the Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1992, and all returns filed are complete and accurate to the best information and belief of the management of the Bank and properly reflect the taxes of the Bank for the periods covered thereby. All taxes shown on filed returns have been paid. As of the date hereof, there is no audit examination, deficiency, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any taxes that might result in a determination adverse to the Bank, except as reserved against in the Bank Financial Statements. All federal, state, and local taxes, assessments, interest, additions, deficiencies, fees, penalties, and other governmental charges or impositions due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.


          (b) The Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          (c) To the extent any federal, state, local, or foreign taxes are due from the Bank for the period or periods beginning October 1, 1993 or thereafter through and including the Effective Date, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of the Bank prepared before the Effective Date.

          (d) Deferred taxes of the Bank have been or will be provided for in accordance with generally accepted accounting principles.

          (e) The Bank's deduction for bad debts taken and the reserve for possible loan and lease losses for federal income tax purposes at December 31, 1992, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

          (f) Other than liens arising under the laws of the State of Washington with respect to taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of the Bank.

          (g) The Bank has timely filed all information returns required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code and has
exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regulations Section 35a.9999.

          (h) The taxable year end of the Bank for federal income tax purposes is, and since the inception of the Bank has continuously been, December 31.

     6.19. NET WORTH. The net worth of the Bank on the date first above written, as determined in accordance with generally accepted accounting principles, is not less than Eight Million Four Hundred Thousand Dollars and No Cents ($8,400,000.00).

     6.20. BANK EXAMINATIONS. To the extent consistent with law, the Bank has heretofore disclosed or will, no later than ten business days after the date hereof, disclose to West One relevant information contained in the most recent Report of Examination issued by the Supervisor and the most recent Report of Examination issued by the FDIC. Such information so disclosed consists or will consist of all material information with respect to the financial condition of the Bank included in such reports, and does not omit or will not omit any information necessary to make the information disclosed not misleading.

     6.21. REPORTS. Since January 1, 1990, the Bank has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which the Bank was required to effect or file with (a) the Supervisor, (b) the FDIC, (c) the Board of Governors of the Federal Reserve System (the "Board of Governors"), (d) the United States Department of the Treasury, and (e) any other governmental or regulatory authority or agency having jurisdiction over the operations of the Bank. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

     6.22. FIRA COMPLIANCE AND OTHER TRANSACTIONS WITH AFFILIATES. None of the officers, directors, or beneficial holders of 5 percent or more of the common stock of the Bank, and no person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by the Bank, has any ongoing material transaction with the Bank on the date of this Agreement. None of such officers, directors, holders, or other persons has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Bank not in the ordinary course of business. Any other extensions of credit by the Bank to such officers, directors, and other persons have heretofore been disclosed in writing by the Bank to West One.

     6.23. PERIOD OF OPERATION. The Bank has conducted business for a continuous period of not less than three years prior to the date hereof.

     6.24. LEGAL PROCEEDINGS. Except as disclosed in the Bank Financial Statements, there is no claim, action, suit, arbitration, investigation, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which the Bank has been served with process or otherwise been given notice) or, to the knowledge of the Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a material adverse effect (financial or otherwise) on the business, operating results, or financial condition of the Bank or which otherwise could prevent, hinder, or delay consummation of the transactions contemplated by this Agreement.

     6.25. ABSENCE OF GOVERNMENTAL PROCEEDINGS. The Bank is not a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the best of its knowledge, no such proceeding is threatened.

     6.26. FEDERAL DEPOSIT INSURANCE. The deposits held by the Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C. Section 1811 ET SEQ.), and the Bank has paid all assessments and filed all related reports and statements required under the Federal Deposit Insurance Act. None of the deposits of the Bank are insured by the Savings Association Insurance Fund of the FDIC.

     6.27. OTHER INSURANCE. The Bank carries insurance with reputable insurers, including blanket bond coverage, in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. The Bank is not in default with respect to any such policy which is material to the Bank.

     6.28. LABOR MATTERS. The Bank is not a party to or bound by any collective bargaining contracts with respect to any employees of the Bank. Since
January 1, 1984, there has not been, nor to the knowledge of the Bank was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against the Bank or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, the Bank is not aware of any attempts to organize a collective bargaining unit to represent any of its employee groups.

     6.29. EMPLOYEE BENEFIT PLANS.

          (a) The Bank has previously made available or will, no later than ten business days after the date hereof, make available to West One for its continuing review until the Effective Date true, complete, and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, any employment, deferred compensation, consultant, bonus, or collective bargaining agreement, or group insurance contract or any other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts, and arrangements or employee benefit plans or agreements sponsored, maintained, or contributed to by the Bank for the employees or former employees of the Bank, together with (i) the most recent actuarial and financial report prepared with respect to any plans of the Bank which constitute "qualified plans" under section 401(a) of the Code, and (ii) the most recent annual reports, if any, filed with any government agency and all IRS rulings and determination letters and any open requests for such rulings and letters that pertain to any such plan.

          (b) Except for liabilities to the Pension Benefit Guaranty Corporation ("PBGC") pursuant to section 4007 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid, and except for liabilities to the IRS under section 4971 of the Code, all of which have been fully paid, the Bank has no liability to the PBGC or to the IRS with respect to any pension plan qualified under section 401 of the Code.

          (c) All "employee benefit plans," as defined in section 3(3) of ERISA, that cover one or more employees employed by the Bank (each individually a "Plan" and collectively the "Plans"), comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Code. As of December 31, 1993, the Bank had no material liability under any Plan which is not reflected on the Bank Financial Statements as of such date (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material). Neither the Plans, the Bank nor any trustee or administrator of the Plans has ever engaged in a "prohibited transaction" with respect to the Plans within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code for which no exemption is applicable, nor have there been any "reportable events" within section 4043 of ERISA for which the thirty-day notice therefor has not been waived. The Bank has not incurred any liability under section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan.

     (d) No action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any plan, contract, or arrangement referred to in Subsection (a) of this section, where the Bank may be either (i) liable directly on such action, claim, or demand; or
(ii) obligated
to indemnify any person, group of persons, or entity with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

     6.30. EMPLOYEE RELATIONS. As of the date hereof, the Bank is, to the best of its knowledge, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and the Bank is not engaged in any unfair labor practice. As of the date hereof, no dispute exists between the Bank, and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of the Bank.

     6.31. FIDUCIARY ACTIVITIES. Except with respect to fiduciary and custodial activities for individual retirement accounts within the meaning of section 408 of the Code ("IRAs"), the Bank does not act, and since its inception has not acted, in a fiduciary or custodial capacity or otherwise conducted trust activities. The Bank is exempt from registration under the federal Investment Advisers Act of 1940, as amended. Since its inception the Bank has conducted, and currently is conducting, all fiduciary and custodial activities for IRAs in all material respects in accordance with all applicable law. To the best knowledge of the Bank, it is not subject to any contingent liability which, if resolved adversely, would be material to the business of the Bank.

     6.32. ENVIRONMENTAL LIABILITY.

          (a) The Bank is not in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

          (b) Neither the Bank nor, to the actual knowledge of the Bank, any borrower of the Bank has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has the Bank or, to the best knowledge of the Bank, any borrower of the Bank received any notification that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances, as defined by 42 U.S.C. Section 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. Section 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

          (c) No portion of any real property at any time owned or leased by the Bank (collectively, the "Bank Real Estate") has been used by the Bank for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and, to the best knowledge of the Bank, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the Bank Real Estate. In the course of its activities, the Bank has not generated and is not generating any hazardous waste on any of the Bank Real Estate in a manner which violates any Environmental Laws. There has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (collectively, a "Release") of Hazardous Substances by the Bank on, upon, or into any of the Bank Real Estate. In addition, to the best knowledge of the Bank, there have been no such releases on, upon, or into any real property in the vicinity of any of the Bank Real Estate that, through soil or groundwater contamination, may be located on any of such Bank Real Estate.

          (d) With respect to any real property at any time held as collateral for any outstanding loan by the Bank (collectively, the "Collateral Real Estate"), the Bank has not at any time received written notice from any borrower thereof or third party that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

          (e) As used in this Section 6.32, the term "Bank" includes Valley Commercial Bank and any partnership or joint venture in which Valley Commercial Bank has an interest.

     6.33. INTANGIBLE PROPERTY. To the best of its knowledge, the Bank owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. To the best of the knowledge of the Bank, no material product or service offered and no material trademark, service mark, or similar right used by the Bank infringes any rights of any other person, and, as of the date hereof, the Bank has not received any written or oral notice of any claim of such infringement.

     6.34. REAL AND PERSONAL PROPERTY. Except for property and assets disposed of in the ordinary course of business, the Bank possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of the Bank, its real and personal property and other assets, including without limitation those properties and assets reflected in the Bank Financial Statements as of December 31, 1993, or acquired by the Bank subsequent to the date thereof. The leases pursuant to which the Bank leases real or personal property are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a default. The real and personal property leased by the Bank is free from any adverse claim which would materially interfere with the business or operation of the Bank taken as a whole. The material properties and equipment owned or leased by the Bank are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of the normal operations of the Bank.

     6.35. LOANS, LEASES, AND DISCOUNTS. To the best of the knowledge and belief of the management of the Bank, each loan, lease, and discount reflected as an asset of the Bank in the Bank Financial Statements as of December 31, 1993, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $50,000 is subject to any asserted defense, offset, or counterclaim known to the Bank.

     6.36. MATERIAL CONTRACTS. Neither the Bank nor any of the assets, businesses, or operations of the Bank is as of the date hereof a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

     6.37. EMPLOYMENT AND SEVERANCE ARRANGEMENTS. Except as and to the extent disclosed on Schedule B hereto,

          (a) it is not the policy and has never been the practice of the Bank to grant any of its officers, directors, employees, consultants, management officials or shareholders employment contracts or other contracts providing for increased or accelerated compensation or other financial benefits in the event of a change of control with respect to the Bank or any other event affecting the ownership, control, or management of the Bank; and

          (b) there are no employment, consultancy, broker's or finder's, or severance contracts, agreements, or arrangements or any similar arrangements between the Bank and any officer, director, employee, consultant, management official or shareholder, and there are no claims in the nature of any of the foregoing which are known to the Bank.

     6.38. MATERIAL CONTRACT DEFAULTS. All contracts, agreements, leases, mortgages, or commitments referred to in Section 6.12(c) hereof are valid and in full force and effect on the date hereof. The Bank is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     6.39. CAPITAL EXPENDITURES. The Bank has no outstanding commitments in the nature of capital expenditures which in the aggregate exceed $50,000.

     6.40. REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which the Bank has purchased securities subject to an agreement to resell, the Bank has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

     6.41. DIVIDENDS. The Bank has not paid any dividend to its shareholders which caused the regulatory capital of the Bank to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

     6.42. BROKERS AND ADVISERS. Except as disclosed on Schedule B attached hereto, there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of the Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Bank. Except as disclosed on Schedule B attached hereto, the Bank has not entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

     6.43. DISCLOSURE. No representation or warranty hereunder and no certificate, statement, or other document delivered by the Bank hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Bank which might materially adversely affect the business, assets, liabilities, financial condition, results of operations, or prospects of the Bank which has not been disclosed in the Bank Financial Statements or a certificate or statement delivered to West One by the Bank. Copies of all documents referred to in this Agreement, unless prepared solely by West One or West One-Washington or solely by West One or West One-Washington and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

     6.44. REGULATORY AND OTHER APPROVALS. As of the date hereof, the Bank is not aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation by the Bank after the Effective Date of the business of the Bank as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which, in the reasonable opinion of the Bank, could have a material adverse effect upon the business, operations, activities, earnings, or prospects of the Bank. As of the date hereof, the Bank is not aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation by the Bank after the Effective Date of the business of the Bank as such business is carried on immediately prior to the Effective Date.


7.   COVENANTS OF THE BANK.

     The Bank hereby covenants and agrees as follows:

     7.1. RIGHTS OF ACCESS. In addition and not in limitation of any other rights of access provided to West One herein, until the Effective Date the Bank will give to West One and to its representatives, including its certified public accountants, Coopers & Lybrand, and its tax adviser, Little-Morris, full access during normal business hours to all its property, documents, contracts, books, and records, and such information with respect to its business affairs and properties as West One from time to time may reasonably request.

     7.2. CORPORATE RECORDS, CONTRACTS, ETC.

          (a) The Bank will make available to West One copies of the articles of incorporation and bylaws, and will make available minute books of the Bank, all of which shall be certified to be complete and true copies.

          (b) The Bank will make available copies of all contracts or agreements involving amounts in excess of $10,000 to which the Bank is a party (other than loan agreements where the Bank is the lender and letters of credit) including but not limited to data processing contracts, service contracts, contracts to purchase or lease real property or equipment, guaranties, employment contracts, and insurance contracts pertaining to fire, accident, indemnity, fidelity, health, life, hospitalization, or other employee benefits.

          (c) The Bank will furnish to West One the following information with respect to properties owned by the Bank: (i) a brief description and location of each parcel of real property owned by the Bank and (ii) a brief description of real and personal property covered by lease or other rental arrangements to which the Bank is a party, including a copy of the relevant leases.

     7.3. MONTHLY AND QUARTERLY FINANCIAL STATEMENTS.

          (a) The Bank shall promptly provide West One with copies of all of its monthly and quarterly financial statements, and copies of all of its quarterly Reports of Condition and Reports of Income for the months and quarterly periods, as the case may be, ending between the date of this Agreement and the Effective Date. Such financial statements and reports shall be verified by the chief financial officer of the Bank. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved.

          (b) No adjustments will be required to be made to the equity capital account of the Bank as reported on any of the Reports of Condition referred to in Subsection 7.3(a) hereof, in any amount whether material or otherwise, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles.

          (c) During the period between the date of this Agreement and the Effective Date, the Bank shall promptly provide to West One, within three days of filing, copies of each report filed by the Bank with the FDIC under the Securities Exchange Act of 1934 (the "Exchange Act").

     7.4. EXTRAORDINARY TRANSACTIONS. Without the prior written consent of West One, the Bank shall not, on or after the date first above written: (a) declare or pay any cash dividends or property dividends, with the exception of customary cash dividends to holders of the common stock of the Bank, in a manner at all times consistent with the past practice of the Bank, and not to exceed $37.50 per calendar quarter per share from the date of this Agreement through the Effective Date, such dividends to be declared and paid, if at all, at three-month intervals beginning in April, 1994; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities, or grant any options to acquire such additional securities; (c) merge into, consolidate with, or sell its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or engage in any discussions concerning such a possible transaction except as explicitly contemplated herein;
(d) convert the charter or form of entity of the Bank from that of a banking corporation chartered by the State of Washington to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of its business; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) except for increases in the ordinary course of business in accordance with past practices, not to exceed 6 percent per annum of the aggregate payroll as of October 1, 1993, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (i) create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; nor (j) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement described in Section
6.37 hereof, except contracts, agreements, or arrangements for legal services entered into directly to facilitate the transactions contemplated by this Agreement.

     7.5. COMFORT LETTER. Either (a) in the event of the Registration Statement Election, then at the time of the effectiveness of the Registration Statement, but prior to the mailing of the proxy materials, or (b) in the event of the Fairness Hearing Election, then at the time of the Fairness Approval, and, in either case, (c) at the Effective Date, the Bank shall furnish West One with a letter from the chief financial officer of the Bank, in form and substance acceptable to West One, stating that (y) in his opinion the financial statements of the Bank included in the proxy materials sent to shareholders of the Bank comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder, and (z) a reading of the Bank's financial statements as of December 31, 1993 and the year then ended and the latest available financial statements of the Bank and his best knowledge as to transactions and events since December 31, 1992 did not cause him to believe that (i) the Bank's financial statements as of December 31, 1993 and the year then ended and the latest available financial statements are not stated on a basis consistent with that followed historically in the Bank's annual financial statements or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in the Bank's capital stock or any change in long-term debt or any decrease in the net assets of the Bank as compared with the respective amounts shown in the financial statements of the Bank as of December 31, 1993. The letter shall also cover such other matters pertaining to the Bank's financial data and statistical information included in the proxy materials sent to shareholders of the Bank as may reasonably be requested by West One.

     7.6. AFFILIATES' AGREEMENTS. The Bank will furnish to West One a list of all persons known to the Bank who at the date of the Bank's special meeting of shareholders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of the Bank within the meaning of Rule 145 under the 1933 Act and for purposes of qualifying the transactions contemplated by the Merger for "pooling of interests" accounting treatment. The Bank will use its best efforts to cause each such "affiliate" of the Bank to deliver to West One not later than thirty days prior to the Effective Date a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of (a) the shares of West One Stock to be received by such person in the Merger (the "Merger Shares") or any other shares of West One Stock held by such person during the period commencing thirty days prior to the Effective Date and ending at such time as financial results covering at least thirty days of post-Merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies or (b) the Merger Shares except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder.

     7.7. PRESERVATION OF BUSINESS. The Bank (a) will carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) will maintain the ratio of its loans to its deposits at approximately the same level as existed at December 31, 1993; (c) will manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 1992 and the first nine months of 1993, and will take no action to reduce the percentage which the aggregate investment portfolio of the Bank bears to the total assets of the Bank or to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent; (d) will continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) will use its best efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationship with customers and others having business dealings with it; (f) will not do anything nor will it fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and (g) will not amend its articles of association or bylaws.

     7.8. DEFERRED TAXES. Prior to the Effective Date, the Bank will take such action as shall be necessary to cause deferred taxes to be treated on its financial statements in accord with generally accepted accounting principles.

     7.9. DISCHARGE OF OR PROVISION FOR SCHEDULED CLAIMS. No later than the close of business on the last day of the calendar month preceding the Effective Date, the Bank shall have discharged, or made adequate provision on its financial statements for the discharge of, all claims disclosed on Schedule B hereto.


8.   REPRESENTATIONS AND WARRANTIES OF WEST ONE.

     West One represents and warrants to the Bank as follows:

     8.1. ORGANIZATION, POWERS, AND QUALIFICATION. West One is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Idaho, and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. West One owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted. West One is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in liability or adversely affect the operation and properties of West One in any material respect.

     8.2. EXECUTION AND PERFORMANCE OF AGREEMENT. West One has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

     8.3. ABSENCE OF VIOLATIONS. West One is not in violation of its charter documents or bylaws, or of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, antidiscrimination, antitrust, and wage and hour laws, ordinances, orders, rules, and regulations), in any material respect, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, any of which violations or defaults might have a materially adverse effect on the business, properties, liabilities, financial position, results of operations, or prospects of West One; and West One has not received any claim or notice of violation with respect thereto. Neither West One nor its management is subject to any agreement with any banking or securities agency or authority with respect to the assets or business of West One. No enforcement actions are pending or threatened against West One by any of the Board of Governors, the SEC, or any securities authority of the State of Idaho.

     8.4. COMPLIANCE WITH AGREEMENTS. West One is not in violation of any material term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate.

     8.5. BINDING OBLIGATIONS; DUE AUTHORIZATION. This Agreement constitutes valid, legal, and binding obligations of West One enforceable against it in accordance with the terms of such documents, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of West One. No other corporate proceedings on the part of West One are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

     8.6. ABSENCE OF DEFAULT. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of West One. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of West One pursuant to any agreement or instrument under which West One is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of West One in respect of which West One is an obligor, or (b) violate any law, statute, rule, or regulation of any government or agency to which West One is subject, or any judgment, order, writ, injunction, decree, or ruling applicable to West One or any of its properties or assets. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by the FDIC and the Supervisor.

     8.7. BROKERS AND ADVISERS. There are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of West One in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of West One. West One has not entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

     8.8. REPORTS, CAPITALIZATION, AND PROXY DISCLOSURE.

          (a) Since March 31, 1989, West One has effected all registrations and has filed all reports and statements which West One was required to file with the SEC. Each of such registrations, reports, and documents is correct as of the date of filing of each respective document and properly reflects the capital accounts of West One (in such cases as the capital accounts are presented).

          (b) With respect to any proxy statement prepared by or at the direction of West One in connection with the transaction contemplated by the Agreement, the disclosure provided therein regarding West One and its operations will be accurate and complete in all material respects as of the date of such proxy statement.

     8.9. DISCLOSURE. No representation or warranty hereunder and no certificate, statement, or other document delivered by West One hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to West One which might materially adversely affect the business, assets, liabilities, financial condition, results of operations, or prospects of West One which has not been disclosed to the Bank. Copies of all documents referred to in this Agreement, unless prepared solely by the Bank or solely by the Bank and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

     8.10. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO WEST ONE-WASHINGTON. The following additional representations and warranties of West One to the Bank are joined in by West One-Washington:

          (a) ORGANIZATION, POWERS, AND QUALIFICATION. West One-Washington is a banking corporation which is duly organized, validly existing, and in good standing under the laws of the State of Washington. West One-Washington owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted.

          (b) EXECUTION AND PERFORMANCE OF AGREEMENT. West One-Washington has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

          (c) ABSENCE OF VIOLATIONS. West One-Washington is not in violation of its charter documents or bylaws, or of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body in any material respect, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, any of which violations or defaults might have a materially adverse effect on the ability of West One-Washington to perform its obligations hereunder; and West One-Washington has not received any claim or notice of violation with respect thereto. Neither West One-Washington nor its management is subject to any agreement with any banking agency or authority with respect to the assets or business of West One-Washington. No enforcement actions are pending or threatened against West One-Washington by the FDIC or the Supervisor.

          (d) BINDING OBLIGATIONS; DUE AUTHORIZATION. This Agreement constitutes valid, legal, and binding obligations of West One-Washington enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of West One-Washington. No other corporate proceedings on the part of West One-Washington are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

          (e) ABSENCE OF DEFAULT. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of West One-Washington. None of such execution, consummation, or fulfillment will (i) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any material property or assets of West One-Washington pursuant to any agreement or instrument under which West One-Washington is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of West One-Washington in respect of which West One-Washington is an obligor, or (ii) violate any material law, statute, rule, or regulation of any government or agency to which West One-Washington is subject, or any material judgment, order, writ, injunction, decree, or ruling applicable to West One-Washington or any of its properties or assets. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by the FDIC and the Supervisor.


9.   CLOSING.

     9.1. PLACE AND TIME OF CLOSING. Closing shall take place at the offices of the Bank, 615 Sixth Street, Clarkston, Washington 99403 or such other place as the parties choose, commencing at 10:00 a.m., local time, on the Effective Date, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived. Any party may postpone Closing for a reasonable period (not to exceed five days) if necessary to enable it to perform any obligations hereunder. For purposes of section 1.2(a)(iv) of this Agreement, the "last day of the calendar month preceding the Effective Date" shall be determined without regard to any such postponement.

     9.2. EVENTS TO TAKE PLACE AT CLOSING. At the Closing, the following actions will be taken:

          (a) Such certificates and other documents as are required by this Agreement to be executed and delivered on or prior to the Effective Date and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by West One and the Bank to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and

          (b) The Merger and the issuance of shares incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Merger will be settled as soon thereafter as shall be reasonable under the circumstances.

10.  TERMINATION, DAMAGES FOR BREACH, WAIVER, AND AMENDMENT.

     10.1. TERMINATION BY REASON OF LAPSE OF TIME. This Agreement may be terminated by any party on or after December 31, 1994, by instrument duly authorized and executed and delivered to the other parties, unless the Effective Date shall have occurred on or before such date.

     10.2. GROUNDS FOR TERMINATION. This Agreement may be terminated by written notice of termination at any time before the Effective Date (whether before or after action by shareholders of the Bank) only as provided in Section 10.1 or as follows:

          (a)  by mutual consent of West One and the Bank;

          (b) by West One, upon written notice to the Bank given at any time if any of the representations and warranties of the Bank contained in Section 6 hereof was materially incorrect when made;

          (c) by the Bank, upon written notice to West One given at any time if any of the representations and warranties of West One contained in Section 8 hereof was materially incorrect when made;

          (d) by West One, in its sole and absolute discretion, upon written notice to the Bank given within ten (10) business days after delivery by the Bank to West One of Schedule A hereof; or

          (e) by either West One or the Bank upon written notice given to the other if the board of directors of either West One or the Bank shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of either the State of Washington or the State of Idaho to restrain or invalidate the transactions contemplated by this Agreement.

     10.3. EFFECT OF TERMINATION. In the event of the termination and abandonment hereof pursuant to the provisions of Section 10.1 or Section 10.2, this Agreement shall become void and have no force or effect, without any liability on the part of West One, West One-Washington, or the Bank or their respective directors or officers or shareholders in respect of this Agreement. Notwithstanding the foregoing, (a) as provided in Section 11.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination, and (b) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made or a result of the material breach by a party of a covenant hereunder, such party whose representations and warranties were materially incorrect or who materially breached its covenant shall be liable to the other party or parties hereto solely to the extent of the actual, reasonable out-of-pocket expenses, not to exceed $100,000, incurred by the other party in connection with the negotiation and preparation of this Agreement and the carrying out of the transactions contemplated hereby.

     10.4. WAIVER OF TERMS OR CONDITIONS. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by the board of directors of such party, or by its chairman, or by its president; provided, however, that such waiver shall be in writing and shall be taken only if, in the judgment of the board of directors or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

     10.5. AMENDMENT.

          (a) Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto; provided, however, that this Agreement may not be amended after the action by shareholders of the Bank in any respect that would prejudice the economic interests of such Bank shareholders, or any of them, except as specifically provided herein or by like action of such shareholders.

          (b) If West One and the Bank should mutually determine (following receipt of advice of legal or other counsel) that it has become inadvisable or inexpedient to effectuate the transactions contemplated by this Agreement through means of a merger such as is contemplated herein, then the parties hereto agree to effect such change in the form of transaction as described especially in Section 1.1 of this Agreement by written instrument in amendment of this Agreement.


11.  GENERAL PROVISIONS.

     11.1. COSTS AND EXPENSES.

          (a) ALLOCATION OF EXPENSES. Except as provided in Section 10.3 and this Section, each party hereto shall pay its own expenses, including without limitation the expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this Section, the cost of printing and delivering the proxy statement and other material to be transmitted to shareholders of the Bank shall be deemed to be incurred on behalf of the Bank.

          (b) FEES OF EXCHANGE AGENT. The reasonable fees and expenses charged by the Exchange Agent in the discharge of its responsibilities hereunder shall be divided equally between West One and the Bank.

     11.2. MUTUAL COOPERATION; ACCESS.

          (a) Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in carrying out the provisions of this Agreement and in making all filings and obtaining all necessary governmental approvals, and shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective the transactions contemplated hereby.

          (b) Each party acknowledges to the other its understanding that further investigation of it by the other party may be necessary that such other party may more fully evaluate the merits of the transactions contemplated by this Agreement. To permit such investigation, and not in lieu or prejudice of any other right conferred hereunder, each of the parties shall afford to the other, and to the accountants, counsel, and other representatives of the other, full access during normal business hours, during the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, each shall furnish promptly, or make available, to the other all information concerning its business, properties and personnel as the other party may reasonably request.

     11.3. FORM OF PUBLIC DISCLOSURES. West One and the Bank shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

     11.4. CONFIDENTIALITY. West One and its subsidiaries and the Bank shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither West One, nor its subsidiaries, nor the Bank shall use any of such information for any other purpose, including, without limitation, the competitive detriment of any party. Each of West One and its subsidiaries and the Bank shall maintain as strictly confidential all information it learns from the other and shall, at any time, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants. The confidentiality agreement contained in this
Section 11.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

     11.5. CLAIMS OF BROKERS AND OTHER PERSONS.

          (a) The Bank shall indemnify and hold West One and West One-Washington harmless against any liability or expenses arising out of any claim for brokerage commissions, finder's fees, consultancy fees, severance contracts, or similar or other compensation arising out of or due to any act of the Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Bank.

          (b) West One shall indemnify and hold the Bank harmless against any liability or expenses arising out of any claim for brokerage commissions, finder's fees, consultancy fees, severance contracts, or similar or other compensation arising out of or due to any act of West One or any of its subsidiaries in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of West One or any of its subsidiaries with respect to the Bank.

     11.6. INFORMATION FOR APPLICATIONS AND REGISTRATION STATEMENT OR FAIRNESS HEARING MATERIALS.

          (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement and any materials submitted to a governmental authority in connection with the Fairness Approval (the "Fairness Hearing Materials")) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, each underwriter and each person, if any, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section 11.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

          (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in Section 11.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to either or both parties, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

     11.7. STANDARD OF MATERIALITY.  For purposes of Sections 4, 6, and 7 and
Exhibit IV hereof, the terms "material" and "materially" shall be deemed to refer to amounts individually and in the aggregate in excess of $50,000, except that when used with explicit reference to any of the federal securities laws or to the Registration Statement, or to the Fairness Hearing Materials, the terms "material" and "materially" shall be construed and understood in accordance with standards of materiality as judicially determined under the federal securities laws.

     11.8. KNOWLEDGE OF A PARTY. References in this Agreement to the knowledge of a party shall mean the knowledge possessed by any of such parties or the present officers of such party including, without limitation, information which is or has been in the books and records of such party.

     11.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

     11.10. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-a-vis each other on the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than West One and its subsidiaries and the Bank and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     11.11. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The respective representations, warranties, and covenants of each party to this Agreement are hereby declared by the other parties to have been relied on by such other parties and all of such representations, warranties, and covenants shall, for a period of five years after the Effective Date, survive the Effective Date and the consummation of the transactions contemplated hereunder. Each party shall be deemed to have relied upon each and every representation and warranty of the other parties regardless of any investigation heretofore or hereafter made by or on behalf of such party.

     11.12. SECTION HEADINGS. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

     11.13. NOTICES.   All notices, consents, waivers, or other communications
which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, by facsimile transmission, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to West One or West One-Washington:

     West One Bancorp
     Post Office Box 8247
     Boise, Idaho  83733

     Attention:  Mr. D. Michael Jones
                 President

With a required copy to:

     Brian D. Alprin, Esq.
     Metzger, Hollis, Gordon & Mortimer
     1275 K Street, N.W., Suite 1000
     Washington, D. C.  20005

If to the Bank:

     Valley Commercial Bank
     c/o Mr. Gerald D. Wilson
     1227 Prospect Avenue
     Lewiston, Idaho  83501


With required copies to:

     Scott B. Lukins, Esq.
     Lukins & Annis, P.S.
     1600 Washington Trust Financial Center
     West 717 Sprague Avenue
     Spokane, Washington  99204-0466

     and

     Mr. Robert Montgomery
     1612 Ridgecliff Lane
     Boise, Idaho  83702

     All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

     11.14. CHOICE OF LAW AND VENUE. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Idaho, without giving effect to the principles of conflict of law thereof. The parties hereby designate Ada County, Idaho, to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the state of its incorporation. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

     11.15. BINDING AGREEMENT. This Agreement shall be binding upon the parties and their respective successors and assigns.

            [the remainder of this page is left blank intentionally]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

[SEAL]                                    WEST ONE BANCORP



Attest: /s/ Dwight V. Board               By:  /s/ D. Michael Jones
        -----------------------                ---------------------------
        Dwight V. Board                        D. Michael Jones
        Secretary                              President

[SEAL]                                    WEST ONE BANK, WASHINGTON



Attest: /s/ Dwight V. Board               By:  /s/ D. Michael Jones
        -----------------------                ---------------------------
                                               D. Michael Jones
                                               Chairman of the Board

[SEAL]                                    VALLEY COMMERCIAL BANK



Attest: /s/ William E. Simon              By:  /s/ Gerald D. Wilson
        -----------------------                ---------------------------
                                               Gerald D. Wilson
                                               Chairman and
                                                 Chief Executive Officer

- ------------------------------------------)
State of Idaho                            )
                                          ) ss.
                                          )
County of Ada                             )
- ------------------------------------------)

     On this 7th day of March, 1994, before me personally appeared D. Michael Jones, to me known to be the President of West One Bancorp, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                               /s/ Janet L. Carter

                                               -----------------------------
                                                     Notary Public

- ------------------------------------------)
State of Idaho                            )
                                          ) ss.
                                          )
County of Ada                             )
- ------------------------------------------)

     On this 7th day of March, 1994, before me personally appeared D. Michael Jones, to me known to be the Chairman of the Board of West One Bank, Washington, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                               /s/ Janet L. Carter
                                               --------------------------
                                                     Notary Public

- ------------------------------------------)
State of Washington                       )
                                          ) ss.
                                          )
County of Asotin                          )
- ------------------------------------------)

     On this 11th day of March, 1994, before me personally appeared Gerald D. Wilson, to me known to be the Chairman and Chief Executive Officer of Valley Commercial Bank, and acknowledged said instrument to be the free and voluntary act and deed of said association, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said association.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.






                                               /s/ Janis R. Whetstine
                                               --------------------------
                                                     Notary Public

     The undersigned, being all of the Board of Directors of VALLEY COMMERCIAL BANK (the "Bank"), do hereby consent to the aforesaid Agreement and do individually and as a group agree to support the Agreement, to vote the shares of capital stock each owns in favor of the Agreement, and to recommend its adoption by the other shareholders of the Bank.

     The undersigned do hereby, individually and as a group, further agree to refrain from negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Bank from the date of the aforesaid Agreement through the special meeting of the shareholders of the Bank at which the transactions contemplated by the aforesaid Agreement will be considered.

     In the event of an unsolicited offer by a third person to acquire substantially all of the stock or assets of the Bank, should the undersigned, as a board of directors, in the exercise of their business judgment made in good faith, with reasonable care and in a manner they believe to be in the best interest of the Bank, breach the Agreement by refusing to consummate the merger contemplated therein, damages shall be limited in accordance with Section 10.3(b), and there shall be no personal liability to the undersigned. However, nothing contained in this paragraph shall be construed to limit the right of West One Bancorp against any person not a signatory hereto, or against those directors who voted not to consummate the exchange and did so other than in the exercise of their business judgment under the standards above set forth.



/s/ Philip W. Stonebraker                     /s/ Gerald D. Wilson
- ----------------------------------            ----------------------------------


/s/ R. John Taylor                            /s/ William E. Simon
- ----------------------------------            ----------------------------------


/s/ Charles A. Brown                          /s/ Gale Wilson
- ----------------------------------            ----------------------------------


/s/ William G. Edom                           /s/ Joseph A. McKeirnan
- ----------------------------------            ----------------------------------


/s/ Archie W. Claassen
- ----------------------------------            ----------------------------------

                                   SCHEDULE A

                                   SCHEDULE B


     Gerald D. Wilson                        142,500

     William G. Edom                         105,000

     Gale E. Wilson                           40,000

     Robert Montgomery                        35,000

     William E. Simon                         20,000

                                                                       EXHIBIT I

                                MERGER AGREEMENT

                                                                      EXHIBIT II

                            EXCHANGE AGENCY AGREEMENT

                                                                     EXHIBIT III

                                                                     EXHIBIT III

                             SHAREHOLDER'S AGREEMENT








                                  March 7, 1994


West One Bancorp
101 South Capitol Boulevard
Boise, Idaho  83733-8247

Ladies and Gentlemen:

     The undersigned understands that West One Bancorp ("West One") is about to enter into an Agreement and Plan of Reorganization with Valley Commercial Bank (the "Bank") (the "Agreement"). The Agreement provides for the merger of the Bank with and into West One Bank, Washington (the "Merger"), and the conversion of outstanding shares of Bank Common Stock into West One Common Stock in accordance with the formula therein set forth.

     In order to induce West One to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants and agrees that at the Bank Shareholders' Meeting contemplated by Section 4.1 of the Agreement and Plan of Reorganization (the "Meeting"), and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Agreement and the Merger the shares of Bank Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the undersigned's proportionate voting interest, any other shares of Bank Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he will use his best efforts to cause any other shares of Bank Common Stock over which he has or shares voting power to be voted in favor of the Agreement and the Merger.

     The undersigned further represents, warrants and agrees that beginning upon the authorization and execution of the Agreement by the Bank until the earlier of (i) the consummation of the Merger or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

          (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other sale of control, merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving the Bank which would have the effect of assisting or facilitating the acquisition of control by any person other than West One or an affiliate thereof over the Bank or any substantial portion of its assets. As used herein, the term "control" means (1) the ability to direct the voting of 10 percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

          (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer or similar proposal made by any person other than West One or an affiliate thereof, (ii) to any person seeking to obtain control (as the term "control" is defined in paragraph
     (a), above) of the Bank or any substantial portion of the assets of the Bank or to any other person (other than West One or an affiliate thereof) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control, (iii) for the purpose of avoiding the obligations of the undersigned under this agreement, or (iv) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

     It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and does not prohibit the undersigned, as a member of the Board of Directors of the Bank, from acting, in his capacity as a director, as the undersigned may determine to be appropriate in light of the obligations of the undersigned as a director. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary for another, and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                                  Very truly yours,


                                                  /s/ Gerald D. Wilson
                                                  --------------------


Accepted and Agreed to:

WEST ONE BANCORP


By:/s/ D. Michael Jones
   ----------------------
     D. Michael Jones
        President

Name of Shareholder:  GERALD D. WILSON


                Shares of Common Stock of Valley Commercial Bank
                               Beneficially Owned
                               As of March 7, 1994


  Name(s) of                                                         Number of
Record Owner(s)               Beneficial Ownership(1)                 Shares
- ---------------               -----------------------                ---------

Gerald Wilson                     Gerald Wilson                         12

Gerald Wilson                     Gerald Wilson
and Frances Wilson                and Frances Wilson                    1,249


____________________
     (1) For purposes of this Agreement, shares are beneficially owned by the shareholder named above if held in any capacity other than a fiduciary capacity (other than a revocable living trust) and if the shareholder named above has the power (alone or, in the case of shares held jointly with his spouse, together with his spouse) to direct the voting of such shares.

                                   EXHIBIT IV

                      [LETTERHEAD OF LUKINS & ANNIS, P.S.]

                                                                       EXHIBIT V

              [LETTERHEAD OF METZGER, HOLLIS, GORDON & MORTIMER]